As filed with the Securities and Exchange Commission on December 31, 2012

Registration Number 333-184912

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Pre Effective Amendment No. 1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DLH Holdings Corp.

(Exact name of registrant as specified in its charter)

New Jersey	22-1899798
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

DLH Holdings Corp.

1776 Peachtree Street, NW

Suite 300S

Atlanta, GA 30309

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zachary C. Parker

Chief Executive Officer

1776 Peachtree Street, NW

Suite 300S

Atlanta, GA 30309

866-352-5304

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian C. Daughney, Esq.

Becker & Poliakoff, LLP

45 Broadway, 8th Floor

New York, New York 10006

(212) 599-3322

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,141,833		$1.06	$4,390,343	$599.00	(2)
Common Stock, par value $0.001 per share, issuable upon exercise of warrants(3)	53,846		$0.96	$51,692	$7.00
Common Stock, par value $0.001 per share, issuable upon conversion of convertible debentures(4)	280,682		$1.25	$350,852	$48.00
Total	4,476,361	$		$4,792,887	$654.00	(5)

(1)        All of the shares registered pursuant to this registration statement are to be offered by selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock as may from time to time be issued with respect to such securities as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act.

(2)        Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the NASDAQ Capital Market on November 5, 2012. It is not known how many shares of our common stock will be sold under this registration statement or at what price or prices such shares will be sold.

(3)        Consists of shares of common stock which may be issued upon exercise of warrants held by certain selling stockholders.

(4)        Consists of shares of common stock which may be issued upon conversion of notes held by certain selling stockholders.  Includes shares payable as interest.

(5)        The sum of $654.00 has previously been paid.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 31, 2012

PROSPECTUS

DLH Holdings Corp.

4,476,361 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 4,476,361 shares of common stock of DLH Holdings Corp. by the selling stockholders identified in this prospectus. This prospectus relates solely to the resale of: (i) an aggregate of 2,840,251 shares of our common stock that we issued to the selling stockholders in our rights offering completed in June 2012; (ii) an aggregate of 1,301,582 shares held by the selling stockholders were acquired prior to the rights offering; (iii) an aggregate of 53,846 shares of common stock that are issuable upon the exercise of warrants to purchase common stock held by the additional selling stockholders; and (iv) an aggregate of 280,682 shares of our common stock issuable upon commission of convertible debentures held by the selling stockholders.

We are not selling any shares of common stock and will not receive any proceeds from the sale of the shares under this prospectus. Upon the exercise of the warrants covered by the registration statement of which this prospectus forms a part, we will receive cash of $51,692 upon payment of the exercise price of the warrants. The principal amount of convertible debentures outstanding which may be converted by the selling stockholders is $350,000 aggregate amount as of November 30, 2012.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The Nasdaq Capital Market under the symbol “DLHC.”  On December 27, 2012, the closing sale price of our common stock on The Nasdaq Capital Market was $0.70 per share. You are urged to obtain current market quotations for the common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY

This summary contains basic information about us and this prospectus and the information incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and the other documents which are incorporated by reference in this prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto, before making an investment in our securities.

General

Company Profile

For more than 25 years, DLH Holdings Corp. (“DLH”) through its subsidiaries, has provided professional services to the U.S. Government. Headquartered in Atlanta, Georgia, DLH employs approximately 1,100 skilled technicians, logisticians, engineers, healthcare and support personnel at more than 25 locations around the United States. DLH’s operating subsidiary, DLH Solutions, Inc., is organized into three broad integrated business areas: Healthcare Delivery Solutions, Logistics and Technical Services, and Contingency / Staff Augmentation Services. Our government customers, a majority of whom are within the Departments of Defense (“DoD”) and Veterans Affairs (“DVA”), benefit from proven leadership processes, technical excellence, industry-leading productivity and affordability enhancement tools, and Lean Six Sigma-based quality improvement processes.

In February 2012, the Company’s shareholders approved a proposal to change its corporate name to DLH Holdings Corp. This change was driven by management in order to better align the Company’s branding with its core competencies and revised strategic focus. On June 25, 2012 the Company filed an amendment to its certificate of incorporation to implement the change in its corporate name to DLH Holdings Corp. (together with its subsidiaries, “DLH” or the “Company” and also referred to as “we,” “us” and “our”). DLH’s corporate headquarters and its principal executive offices are located at 1776 Peachtree Street, Atlanta, Georgia 30309.

Corporate History

DLH Holdings Corp. was originally incorporated in New Jersey in 1969 as a payroll staffing company. Through several strategic transactions over recent decades, the Company has evolved considerably and in early 2010, made the strategic decision to build the Company around its government services entity, DLH Solutions, Inc. This transformation began with the divestiture of its commercial business and replacement of the CEO and CFO of the Company with executives with skills and experience more closely aligned with the Company’s new direction. The Company is now completely focused on government services both as a prime contractor as well as a partner with other government contractors. The Company’s other wholly-owned subsidiaries are not actively operating.

Strategic Development

In late 2010, the Company realigned its business into three broad integrated business areas: Healthcare Delivery Solutions, Logistics & Technical Services, and Contingency/Staff Augmentation. This structure enables us to leverage our core competencies and drive towards profitable growth within our focused target markets. We intend to strategically enhance the Company’s value through sustainable, profitable growth leveraging our core competencies and performance track record within current customers and adjacent markets.

During fiscal 2011, the Company continued to strengthen its leadership team and its business base, with substantial competitive contract wins (including renewals within the Department of Veterans Affairs), leading to a contract backlog of approximately three times revenue at year end. In fiscal 2011, the Company reported its first major prime DoD IDIQ contract awards, including the Navy’s Seaport-e contract. In addition, Management initiated a strategic market advisory board consisting of two former high-ranking military officers aligned with the Company’s top strategic focus areas (Healthcare and Logistics). During fiscal 2012, the Company invested in key initiatives to bolster its performance, roll-out its market differentiators, enhance performance tracking and reporting, and achieve government certification of its business systems. The company made significant progress toward achieving these goals during fiscal 2012.

The Company operates primarily through prime contracts awarded competitively through full and open competition by the government. Additionally, the Company has a diverse mix of contract vehicles with various agencies of the United States Government, which we expect to support our overall corporate growth strategy. The majority of our contracts are fixed-price type contracts that were awarded on a best-value basis. As such, the Company has developed and continues to leverage a suite of solution offerings geared toward enhancing performance and productivity while reducing costs to its US government clients. With a voluntary turnover rate in the low single digits, the Company continues to demonstrate that it values and effectively supports its workforce. In addition, we have implemented a Quarterly Performance Review program which provides effective oversight to ensure that we meet or exceed safety, technical, quality, schedule, cost and customer satisfaction objectives on our projects. We also utilize various components of Lean Six Sigma and other management techniques to achieve continuous improvement. We believe that since 2010, the Company’s track record of growth and improved results of operations are leading indicators of the effectiveness of these and other measures.

Major Lines of Business

Healthcare Delivery Solutions

The Healthcare Delivery Solutions business unit, provides a broad continuum of care for our nation’s servicemen/women and veterans in various settings and facilities. These include Combat Trauma Centers (CTCs), Military Treatment Facilities (MTFs), Medical Centers, Community-based Outpatient Clinics (CBOCs), and Pharmacy Distribution Centers (including VA Consolidated Mail-order Outpatient Pharmacy). We leverage our network of over 400 active clinicians and other healthcare workers throughout selected regions in the US, applying differentiating tools, databases and technology (including e-PRAT and SPOT-m) to deliver these services. For over a decade, DLH Solutions has been serving the DVA and DoD in providing qualified medical and other professionals in a variety of positions. Healthcare Delivery Solutions is one of our strategic focus areas for growth and a major business area that DLH Solutions services. As more and more Federal and DoD programs increase their performance-based requirements, DLH Solutions’ workforce profile of medical talent and credentials (as described above) will help it to compete and differentiate itself in the market place. Our healthcare and medical service new business pipeline adds important credentials strategically linked to diversifying and profitably growing our Healthcare Delivery Solutions business base. Professional services have included case management, health and injury assessment, critical care, medical/surgical, emergency room/trauma center, counseling, behavioral health and traumic brain injury management, medical systems analysis, and medical logistics. While the DVA is its largest customer in this business unit, the Company has focused on leveraging that experience in adjacent healthcare markets within DoD and other federal agencies. In fiscal 2012, approximately 54% of our revenue was derived from the Healthcare Delivery Solutions business unit.

Logistics & Technical Services

The Logistics & Technical Services business unit draws heavily upon our proven logistics expertise and processes. DLH resources possess expertise covering a wide range of logistics, readiness, and project engineering. The experience of DLH Solutions’ project personnel is diverse from operational unit level to major systems and program office experience. Our core competencies include; supply chain management, performance-based logistics, distribution center and inventory management, statistical process control, packaging/handling/storage & transportation, configuration management, readiness planning and supply support operations. In addition, we provide program and project management, systems engineering and applicable information technology services, integrated logistics support (including operational systems), readiness assessments, training, equipment maintenance, hazardous material management, facilities and shipyard support services and more. DLH Solutions also provides professional staff to the federal government specializing in logistics, office administration, IT, and facilities/warehouse management.

Through competitively awarded contracts and task orders (including its LOGWORLD contract) DLH Solutions has developed a strong portfolio of logistics processes, personnel and tools to help its clients achieve nationally recognized awards for customer satisfaction. While the DVA is its largest customer in this area, the Company has taken steps to expand in adjacent logistics markets within DoD and other federal agencies. In fiscal 2012, over 45% of our revenue was derived from the Logistics & Technical Services business unit.

Contingency/Staff Augmentation

The Contingency/Staff Augmentation business unit provides disaster and emergency response services and civilian workforce augmentation services. General staffing and selective recruitment process outsourcing are key components of this service area. Less than 1% of fiscal 2012 revenue was derived from the Contingency/Staff Augmentation line of service.

Supplementary Financial Information

The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year fiscal ended September 30, 2012, which is incorporated herein by reference.

Our revenues and net losses for the fiscal years ended September 30, 2012 and 2011 were as follows:

	Amounts in thousands except per share amounts
	Fiscal Year ended September 30, 2011	Fiscal Year ended September 30, 2012
	($) (audited)	($) (audited)
Revenues	41.923	49.193
Gross Profit	5.898	5.597
Loss From Continuing Operations	(4.590)	(2.026)
Net Loss	(4.320)	(2.026)
Net Loss per share, basic and diluted	(0.79)	(0.29)
Other Data
EBITDA adjusted for other non-cash charges(1)	(1.1)	(1.7)

(1)                      We present Earnings (Loss) Before Interest Taxes Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”) as a supplemental non-GAAP measure of our performance. We define Adjusted EBITDA as net loss from continuing operations plus: (i) interest and other (income)/expenses net; (ii) provision for or benefit from income taxes, if any; (iii) depreciation and amortization; (iv) G&A expenses—equity grants; and (v) impairment charges. This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize this non-GAAP measure to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that this non-GAAP measure is useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. This non-GAAP financial measure is limited in its usefulness and should be considered in addition to, and not in lieu of, US GAAP financial measures. Further, this non-GAAP measure may be unique to the Company, as it may be different from the definition of non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA with net loss from continuing operations is as follows:

	Fiscal Year ended September 30, 2011	Fiscal Year ended September 30, 2012
	($) (audited)	($) (audited)
Net loss from continuing operations	(4.590)	(2.026)
(i) Interest and other (income)/expenses (net)	367	(125)
(ii) provision for taxes	—	—
(iii) amortization and depreciation,	113	121
(iv) G&A expenses—equity grant	444	352
(v) impairment charges	2.583	—
EBITDA adjusted for other non-cash charges	(1.083)	(1.678)

THE OFFERING

Common stock offered by the selling stockholders:	4,476,361 shares of common stock, including 280,682 shares issuable upon the exercise of warrants and 53,846 shares issuable upon the conversion convertible debentures.

Common stock outstanding before this offering:	9,265,702 Shares(1)

Common stock outstanding after this offering:	9,600,230 Shares(1)

Use of proceeds:

We will not receive any proceeds from the sale of shares in this offering. However, if exercised, we will receive proceeds ($51,692) from the exercise of warrants covered by the registration statement of which this prospectus forms a part. See “Use of Proceeds.” Additionally, the selling stockholders own convertible debentures in the principal amount of $350,000 which, if converted, would reduce our outstanding debt.

Risk Factors:	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 9.

Nasdaq Capital Market Symbol:	“DLHC.”

(1) As of September 30, 2012. Does not include as of such date:

•            1,362,500 shares of common stock issuable upon the exercise of outstanding stock options, with exercise prices ranging from $0.56 to $1.88 per share.  The weighted-average exercise price  of the outstanding stock options is $1.19 per share;

•            53,846 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $0.96 per share;

•            1,079,847 shares reserved for future issuance under our Stock Option Plan; and

In July 2011, we sold an aggregate amount of $350,000 of convertible debentures to entities affiliated with Wynnefield Capital, Inc. The convertible debentures will mature in October 2014 and bear interest at the rate of the greater of the prime rate plus 5%, or 10% per annum, payable at maturity or upon redemption. The convertible debentures are currently convertible into shares of the Company’s common stock at a conversion price of $1.25 per share. The initial conversion rate of $1.30 was subject to adjustment to account for certain customary events and also will include weighted-average anti-dilution protection for future issuances by the Company (including the Rights Offering completed in June 2012, and discussed elsewhere in this prospectus), subject to certain exclusions. The Company can also redeem the outstanding convertible debentures at any time at 120% of the remaining principal amount, plus accrued but unpaid interest. Presently, the convertible debentures are convertible into a total of 280,682 shares of our common stock based upon a conversion price of $1.25 per share.

The number of shares of common stock to be outstanding after the offering is based on the number of shares of common stock outstanding as of the date referenced in note 1 to this table and assumes the issuance of all of the shares offered hereby that may be issued upon the exercise of warrants and the conversion of all principal and interest under the outstanding notes held by the Selling Stockholders.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information in this prospectus and in the documents incorporated by reference into this prospectus before deciding to invest in our securities. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our securities could decline and you may lose part or all of your investment.

Risks Relating to Our Business and Our Industry

We depend on contracts with the federal government for virtually all of our revenue and our business could be seriously harmed if the federal government decreased or ceased doing business with us or changed its budgets or budgetary priorities.

We derive virtually all of our revenues from the U.S. Government as a prime contractor or a subcontractor. Further, our revenue concentration is heavily dependent upon contracts with the DVA. Accordingly, the loss or delay of all or a substantial portion of our sales to the U.S. Government, whether due to a reduction in the overall level of U.S. Government spending or a change in its priorities, would have a material adverse effect on our results of operations and cash flows.

Presently, the Company derives all of its revenue from agencies of the Federal government and the Company has derived a substantial portion of its revenues through various contracts awarded by the DVA. The Company currently provides services to the DVA under a single source Blanket Purchase Agreement awarded in fiscal 2011 that has a ceiling value of up to $145,000,000 and is scheduled to expire on October 31, 2016. The agreement is subject to the Federal Acquisition Regulations, and there can be no assurance as to the actual amount of services that the Company will ultimately provide under the agreement. This agreement represented approximately 51% of its revenue in the fiscal year ended September 30, 2012. In addition, the Company also holds contractual order cover through September 30, 2013 in respect of DVA contracts that generated approximately 44% of its revenue in the fiscal year ended September 30, 2012, which are not currently the subject of requests for proposals and may in due course be further extended by the DVA on a sole source basis. While the Company believes it is well positioned to continue its relationship with the DVA, no assurances can be given that the DVA would further extend our current service orders for the provision of services, that we would be successful in any bid for new contracts to provide such services or that if we are granted subsequent orders, that such orders would be of a scope comparable to the services that we have provided to date. If the DVA does not further extend our current service contracts or we are not successful in our efforts to obtain contract awards pursuant to either the current or new solicitations for the provision of such services, our results of operations, cash flows and financial condition would be materially adversely affected. However, in such circumstances, the Company may be able to avail itself of a right to continue for an additional period beyond the expiration date as part of any protest filed by an interested party.

Furthermore, even if the overall level of U.S. Government spending does increase or remains stable, the budgets of the government agencies with which we do business may be decreased or our projects with them may not be sufficiently funded. In the event the budgets or budgetary priorities of the U.S. Government entities with which we do business, particularly the DVA, are decreased or underfunded, our consolidated revenues and results of operations could be materially and adversely affected. Our future success and revenue growth will depend in part upon our ability to continue to expand our business base. Because of the current concentration of our contracts, if a significant number of our contracts are simultaneously delayed or cancelled for budgetary, performance or other reasons, it would have a material adverse effect on our results of operations and cash flows.

During 2011, the federal government was unable to reach agreement on budget reduction measures required by the Budget Control Act of 2011 (Budget Act) passed by Congress. Unless Congress and the Administration take further action, the Budget Act will trigger automatic reductions in both defense and discretionary spending in January 2013. While the impact of sequestration is yet to be determined, automatic across-the-board cuts would approximately double the $487 billion top-line reduction already reflected in the defense funding over a ten-year period, with a $52 billion reduction occurring in the government’s fiscal year 2013. The resulting automatic across-the-board budget cuts in sequestration could have significant consequences to our business and industry. While it is unclear whether sequestration will occur and what the exact impact of it would be, we are continuously reviewing our operations in an attempt to identify those programs that could be at risk so that we can make appropriate contingency plans. These or other factors could result in a significant decline in, or redirection of, current and future budgets and could adversely affect our operating performance, including the possible loss of revenue and reduction in our operating cash flow.

We face risks relating to U.S. Government contracts because these contracts may be terminated at will.

Many of the U.S. Government programs in which we participate as a contractor or subcontractor may extend for several years. However, these programs are normally funded on an annual basis. As mentioned above the U.S. Government may modify, curtail or terminate its contracts and subcontracts for convenience. Due to our dependence on these relationships, the modification, curtailment or termination of our major programs or contracts would have a material adverse effect on our results of operations and financial condition.

If the government terminates a cost reimbursable contract for convenience, we may not recover the cost of work which has not been completed. We can recover only our incurred or actual cost, to include in certain cases committed costs, and cost for settling outstanding debts and restocking fees. We will also be able to negotiate for a fee based upon the percentage of the work performed or cost incurred. If the government terminates a contract for default, normally we would be unable to recover all costs for work performed and in some cases may be liable for liquidated damages in excess of actual costs incurred. Additionally, the government may seek to have the contract pay for its re-procurement cost for all undelivered items and services not received from another source. Depending on the value of a contract, such termination could cause our actual results to differ materially and adversely from those anticipated. The Company has never had a contract terminated for default.

We incurred a net loss from operations for the year ended September 30, 2012 and industry conditions under which we operate have negatively impacted our revenues. Any failure to increase our revenues and keep our expenses consistent with revenues could prevent us from achieving and maintaining profitability.

We incurred a net loss from continuing operations of approximately $2.0 million for the fiscal year ended September 30, 2012 and had an accumulated deficit of approximately $67.4 million at such date. Our business is under economic pressures due to Federal government procurement delays, substantial Federal budget uncertainty, an economy in recession, and other challenging industry dynamics. We have expended, and will continue to be required to expend, substantial funds to enhance our marketing efforts and to otherwise operate our business. Therefore, we will need to generate higher revenues to continue increasing profitability and cannot assure you that we will be profitable in any particular future period. Our prospects should be considered in light of the difficulties we are facing, including the current economic climate and the overall competitive environment in which we operate. Revenue levels achieved from our customers, the mix of solutions that we offer and our ability to reduce and manage our operating expenses will affect our financial results.

Our capital requirements are significant and we may need to raise additional capital to supplement our revenues derived from operations.

Our working capital requirements have been and will continue to be significant. As previously reported, in July 2010, we entered into a secured loan arrangement with Presidential Financial Corporation which, as amended to date, provides us with a maximum amount of $6.0 million of credit, subject to the conditions and limitations of the facility. As described in greater detail in Note 6, our ability to borrow against the increased available credit is subject to the satisfaction of a number of conditions, and presently, the maximum availability under this loan facility is $3.0 million, subject to eligible accounts receivable. In addition, as further described in Note 10, during 2012 the Company completed a rights offering and raised gross proceeds of $4.2 million from the sale of 3,230,769 shares of its common stock. However, we have, from time to time, utilized our secured credit facility to supplement cash flows from operations in order to satisfy our working capital needs. We used approximately $2.8 million and $1.0 million in cash for operating activities for the fiscal years ended September 30, 2012 and 2011, respectively, and our available cash and cash equivalents as of September 30, 2012 totaled approximately $3.1 million. Based on our business plan and current working capital position, we presently believe that we have sufficient liquidity resources, including those expected to be generated by forecasted operations and from timely collection of unbilled receivables from the DVA as well as those expected to be available under our credit facility, and the effects of cost reduction programs and initiatives to fund our operations for the next twelve months. This in part assumes the ultimate non-payment of certain liabilities and recorded guarantees which we are currently contesting or are not expected to be settled in cash (see Note 6 to the accompanying consolidated financial statements) (classified as current at September 30, 2012) in fiscal 2013. During 2011, the Company received equity and debt funding of $150,000 and $350,000, respectively, exclusive of direct costs. Such proceeds were derived from management and board members and our largest shareholder, all of whom are considered related parties.

However, it may be necessary for us to raise additional capital to accelerate growth, fund operations and to meet our obligations in the future. To meet our financing requirements, we may seek to raise funds through equity, debt or equity-based financings (such as convertible debt) or strategic alliances. Raising additional funds by issuing equity or convertible debt securities may cause our stockholders to experience substantial dilution in their ownership interests and new investors may have rights superior to the rights of our other stockholders. Raising additional funds through debt financing, if available, may involve covenants that restrict our business activities and options. We currently have no firm agreements with any third-parties for such transactions and no assurances can be given that we will be successful in raising sufficient capital from any proposed financings, or that additional financing, if at all available, can be obtained on acceptable terms to us. If we are unable to obtain additional capital when required, or on acceptable terms, we may need to reduce expenses and operations and you may lose your investment in our Company. Our future capital requirements will depend on, and could increase substantially as a result of, many factors, including:

•                  our need to utilize a significant amount of cash to support operations and to make incremental investments in our organization;

•                  our ability to achieve targeted gross profit margins and cost management objectives;

•                  our ability to reach break-even or profitability;

•                  our ability to achieve timely collection of unbilled accounts receivable from the DVA;

•                  our ability to continue to not make payment of certain liabilities (classified as current at September 30, 2012);

•                  the success of our sales and marketing efforts; and

•                  changes in economic, regulatory or competitive conditions.

Our contract proposals and in many cases our invoices are subject to audits and investigations by U.S. Government agencies and unfavorable government audit results could force us to refund previously recognized revenues and could subject us to a variety of penalties and sanctions.

From time to time, U.S. Government representatives may audit our performance on and invoices submitted on our U.S. Government contract. Further, federal agencies can also audit and review our compliance with applicable laws, regulations and standards. Under these audits, if it is found that we incorrectly invoiced or invoiced work not performed or claimed hours to be performed that were not performed we would have to refund these amounts. Normally, these audits are performed throughout the year and as such if found represent a refund within the current year. However, the government may go further back in time than the present fiscal year and adjustments may result over one or more fiscal years. Additionally, as a government contractor, we are from time to time subject to inquiries and investigations of our business practices by the U.S. Government due to our participation in government contracts. We cannot assure you that any such inquiry or investigation will not have a material adverse effect on our results of operations, cash flows, and financial condition.

If a government audit uncovers illegal activities or activities not in compliance with a contract’s terms or conditions, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true. If we were suspended or debarred from contracting with the federal government generally or with any specific agency, if our reputation or relationships with government agencies were impaired, or if the government otherwise were to cease doing business with us or were to significantly decrease the amount of business it does with us, our revenue, cash flows and operating results would be materially adversely affected.

If an audit determines that any of our administrative processes and systems do not comply with requirements, we may be subjected to increased government scrutiny and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts or collect our revenue in a timely manner. Therefore, an unfavorable outcome of an audit could cause actual results to differ materially and adversely from those anticipated. Moreover, if an audit determines that costs were improperly allocated to a specific contract, such amounts will not be reimbursed, and any such costs already reimbursed must be refunded and certain penalties may be imposed.

The U.S. Government contract bid process is highly competitive, complex and sometimes lengthy, and is subject to protest and implementation delays.

Many of our contracts and task orders with the federal government are awarded through a competitive bidding process, which is complex and sometimes lengthy. We expect that much of the business that we will seek in the foreseeable future will continue to be awarded through competitive bidding. If a bid is won and a contract awarded, there still is the possibility of a bid protest or numerous delays in implementation. Our business could be adversely affected by delays caused by our competitors protesting major contract awards received by us, resulting in the delay of the initiation of work. It can take many months to resolve protests by one or more of our competitors of contract awards we receive. The resulting delay in the start up and funding of the work under these contracts may cause our actual results to differ materially and adversely from those anticipated, and there can be no assurance that such protest process or implementation delays will not have a material adverse effect on our financial condition or results of operations in the future. This competitive bidding process presents a number of risks, including the following:

•                  we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

•                  we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and

•                  we may encounter expenses and delays if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

If we are unable to win particular contracts, we may be prevented from providing to clients services that are purchased under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected and that could cause our actual results to differ materially and adversely from those anticipated. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive rebidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to differ materially and adversely from those anticipated.

Our failure to comply with complex Federal procurement laws and regulations could cause us to lose business, incur additional costs, and subject us to a variety of penalties.

We must comply with complex laws and regulations relating to the formation, administration, and performance of federal government contracts. These laws and regulations create compliance risk and affect how we do business with our federal agency clients, and may impose added costs on our business. If a government review or investigation uncovers illegal activities or activities not in compliance with a particular contract’s terms or conditions, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to our reputation, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. The government may in the future reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. A failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the federal government, each of which could lead to a material reduction in our revenues, cash flows and operating results.

Our government services business is dependent upon maintaining our reputation, our relationships and our performance in regard to government service.

The reputation and relationships that we have established and currently maintain with government personnel and agencies are important to maintaining existing business and identifying new business. If our reputation or relationships were damaged, it could have a material adverse effect on our ability to maintain or expand our business relationship with U.S. Government entities. In addition, if our performance does not meet agency expectations, our revenue and operating results could be materially harmed.

Competition is intense in the government services business.

There is often intense competition to win federal agency contracts. If we are unable to successfully compete for new business or win competitions to maintain existing business, our revenue and margins may materially decline. Many of our competitors are larger and have greater resources than we do, larger client bases and greater brand recognition. Our competitors, individually or through relationships with third parties, may be able to provide clients with different or greater capabilities or benefits than we can provide.

Budgetary pressures and changes in the procurement process have caused many government clients to increasingly purchase goods and services through Indefinite Delivery Indefinite Quantity (“IDIQ”) contracts, General Services Administration (“GSA”) schedule contracts and other government-wide acquisition contracts. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenue under each such contract. In addition, in consideration of the practice of agencies awarding work under such contracts that is arguably outside the intended scope of the contracts, both the GSA and the DoD have initiated programs aimed to ensure that all work fits properly within the scope of the contract under which it is awarded. The net effect of such programs may reduce the number of bidding opportunities available to us. Moreover, even if we are highly qualified to work on a particular new contract, we might not be awarded business because of the federal government’s policy and practice of maintaining a diverse contracting base.

We may not receive the full amounts authorized under the contracts included in our backlog, which could reduce our revenue in future periods below the levels anticipated.

Our backlog consists of funded backlog, which is based on amounts actually committed by a client for payment for goods and services, and unfunded backlog, which is based upon management’s estimate of the future potential of our existing contracts and task orders, including options, to generate revenue. Our backlog may not result in actual revenue in any particular period, or at all, which could cause our actual results to differ materially and adversely from those anticipated. The maximum contract value specified under a government contract or task order awarded to us is not necessarily indicative of the revenue that we will realize under that contract. Although many of our Federal government contracts contemplate performance over a period of years, Congress often appropriates funds for these contracts for only one year at a time. As a result, our contracts typically are only partially funded at any point during their term, and all or some of the work intended to be performed under the contracts will remain unfunded pending subsequent Congressional appropriations and the obligation of additional funds to the contract by the procuring agency. Nevertheless, we may estimate our share of the contract values, including values based on the assumed exercise of options relating to these contracts, in calculating the amount of our backlog. Because we may not receive the full amount we expect under a contract, our estimate of our backlog may be inaccurate and we may generate results that differ materially and adversely from those anticipated.

Failure to maintain strong relationships with other contractors could materially and adversely affect our revenue.

We intend to derive substantial revenue from contracts in which we act as a subcontractor or from teaming arrangements, in which we and other contractors bid on particular contracts or programs. As a subcontractor or teammate, we will often lack control over fulfillment of a contract, and poor performance on the contract could impact our customer relationship, even if we perform as required. We expect to increasingly depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could differ materially and adversely from those anticipated if any such prime contractor or teammate chose to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.

Loss of our GSA schedule contracts or other contracting vehicles could impair our ability to win new business and perform under existing contracts.

We currently hold multiple GSA schedule contracts, including a federal supply schedule contract for professional and allied healthcare services and the logistics worldwide services contract. During 2012, our professional and allied healthcare services schedule was extended through June 2017. In October 2012, the term of our logistics worldwide schedule was extended to November 2017. If we were to lose one or more of these contracts or other contracting vehicles, we could lose a significant revenue source and our operating results and financial condition would be materially and adversely affected. These contracts typically have an initial term with multiple options that may be exercised by our government agency clients to extend the contract for successive periods of one or more years. We can provide no assurance that our clients will exercise these options.

Our employees (or those of others, with whom we are associated, such as teammates, prime or sub-contractors) may engage in misconduct or other improper activities, which could harm our business.

Like all government contractors, we are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by our employees (or those of others, with whom we are associated, such as teammates, prime or sub-contractors) could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses, or falsifying time records. Employee misconduct could also involve the improper use of our clients’ sensitive or classified information and result in a serious harm to our reputation. While we have policies in effect to deter illegal activities and promote proper conduct, these are not a failsafe. It is not always possible to deter employee misconduct, and precautions to prevent and detect this activity may not be effective in controlling such risks or losses, which could materially and adversely affect our business, results of operations, financial condition, cash flows, and liquidity.

The failure by Congress to approve budgets on a timely basis for the federal agencies we support or changes in the budget priorities of such agencies could delay or reduce spending and cause us to lose revenue.

On an annual basis, Congress must approve budgets that govern spending by each of the federal agencies we support. When Congress is unable to agree on budget priorities and is unable to pass the annual budget on a timely basis, Congress typically enacts a continuing resolution. A continuing resolution allows government agencies to operate at spending levels approved in the previous budget cycle. When government agencies must operate under a continuing resolution, it may delay funding we expect to receive from clients on work we are already performing and will likely result in any new initiatives being delayed or, in the extreme, cancelled. In particular, if the Federal government does not adopt, or delays adoption of, a budget for each fiscal year beginning on October 1, or fails to pass a continuing resolution, federal agencies may be forced to suspend our contracts and delay the award of new and follow-on contracts and orders due to a lack of funding. Therefore, period-to-period comparisons of our operating results may not be a good indication of our future performance and the occurrence of any of the above mentioned scenarios may materially and adversely impact our results of operations and financial condition.

Our profits and revenues could suffer if we are involved in legal proceedings, investigations and disputes.

As with much of the government services market, workers performance can result in substantial injury and we are exposed to legal proceedings, investigations and disputes. As previously reported, in fiscal 2012, we were advised of a claim by the U.S. Attorney based on an alleged failure to pay certain classes of employees the prevailing wages as required by the Service Contract Act during the years 2003-2010. The Company is continuing to review the data allegedly supporting the claims with the U.S. Department of Justice in an effort to determine whether any wage adjustment is required. These claims appear, in part, to be part of the claims previously disclosed by DLH and related to services provided to the Department of Veterans Affairs by DLH. See “Potential Contractual Billing Adjustments” in the Management Discussion and Analysis, below. Until the analysis of the data is complete, we cannot finally determine either the merits of the claim or the potential impact on us. However, we continue to believe that we have acted in conformity with our contractual commitments and no wage adjustment is required. Nevertheless, there can be no assurance that an adverse decision or settlement would not have a material adverse impact on us.

In addition, in the ordinary course of our business we may become involved in legal disputes regarding personal injury or employee disputes. While we provision for these types of incidents through commercial party insurance carriers, we often defray these types of cost through higher deductibles. Any unfavorable legal ruling against us could result in substantial monetary damages by losing our deductible portion of carried insurance or even criminal violations. We maintain insurance coverage as part of our overall legal and risk management strategy to lower our potential liabilities. If we sustain liabilities that exceed our insurance coverage or for which we are not insured, it could have a material adverse impact on our results of operations, cash flows and financial condition, including our profits, revenues and liquidity.

We are dependent upon certain of our management personnel and do not maintain “key personnel” life insurance on our executive officers.

Our success to date has resulted in part from the significant contributions of our executive officers. Our executive officers are expected to continue to make important contributions to our success. As of September 30, 2012, our CEO, CFO, Executive Vice President of Business Development and the President of DLH Solutions are under employment contracts. However, we do not maintain “key person” life insurance on any of our executive officers. Loss for any reason of the services of our key personnel could materially affect our operations.

Demand for our services could be significantly affected by the general level of economic activity and unemployment or by factors beyond our control (e.g. hurricanes, weather conditions, acts of war, etc.) in the United States.

Our business, financial condition, cash flow and results of operations may be affected by various economic factors. Unfavorable economic conditions may make it more difficult or impossible for us to maintain or grow our revenue. In an economic recession or under other adverse economic conditions, customers and vendors may be more likely to be unable to meet contractual terms or their payment obligations.

We may be held liable for the actions of our employees and therefore incur unforeseen liabilities.

While we carry insurance for these types of liabilities, as a result of our employer status, we may be liable for violations of these or other laws despite contractual protections. In addition, as our employees may be deemed to be our agents, we could be held liable for their actions which may have a material adverse effect on our results of operations, financial condition and liquidity.

Our staffing of healthcare professionals exposes us to potential malpractice liability.

Through our subsidiaries, we engage or have recently engaged in the business of providing healthcare professionals. The placement of such employees increases our potential liability for negligence and professional malpractice of those employees and any such liabilities may not become immediately apparent. Although we are covered by professional malpractice liability insurance on a claims made basis in the aggregate amount of $5.0 million with a $2.0 million per occurrence limit, which we deem reasonable under the circumstances, not all of the potential liability we face may be fully covered by insurance. Any significant adverse claim which is not covered by insurance may have a material adverse effect on our financial condition, results of operations and liquidity.

We may not be fully covered by the insurance we procure and our business could be adversely impacted if we were not able to renew all of our insurance plans.

Although we carry liability insurance, it may not be sufficient to cover the total cost of any judgments, settlements or costs relating to any present or future claims, suits or complaints. In addition, sufficient insurance may not be available to us in the future on satisfactory terms or at all. Also, any increase in our costs of insurance will impact our profitability to the extent that we cannot offset these increases into our costs of services. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, our business, financial condition, results of operations and liquidity could be materially adversely affected.

Our financial condition may be affected by increases in employee healthcare claims and insurance premiums, unemployment taxes and workers’ compensation claims and insurance rates.

Our current workers’ compensation and medical plans are partially self-funded insurance programs. The Company currently pays base premiums plus actual losses incurred, not to exceed certain individual and aggregate stop-loss limits. In addition, health insurance premiums, state unemployment taxes and workers’ compensation rates for the Company are in large part determined by our claims experience. These categories of expenditure comprise a significant portion of our direct costs. If we experience a large increase in claim activity, our direct expenditures, health insurance premiums, unemployment taxes or workers’ compensation rates will increase. Although we employ internal and external risk management procedures in an attempt to manage our claims incidence and estimate claims expenses and structure our benefit contracts to provide as much cost stability as reasonably possible given the self-funded nature of our plans, we may not be able to prevent increases in claim activity, accurately estimate our claims expenses or pass the cost of such increases on to our clients. Since our ability to incorporate such increases into our fees to our clients is constrained by contractual arrangements with our clients, a delay could occur before such increases could be reflected in our fees, which may reduce our profit margin. As a result, such increases could have a material adverse effect on our financial condition, results of operations and liquidity.

If we were not able to renew all of the health and workers’ compensation plans that cover our employees, our business would be adversely impacted.

The maintenance of health and workers’ compensation insurance and administration plans that cover our employees is a significant part of our business. If we were unable to secure renewal of contracts for such plans or the renewal of such plans with favorable rates and with competitive benefits, our business would be adversely affected. The current health and workers’ compensation contracts are provided by vendors with whom we have an established relationship and on terms that we believe to be favorable. While we believe that renewal contracts could be secured on competitive terms without causing significant disruption to our business, there can be no assurance in this regard.

If we are unable to attract qualified personnel for our business, our business may be negatively affected.

We rely heavily on our ability to attract and retain qualified professionals and other personnel who possess the skills, experience and licenses necessary in order to provide our solutions for our assignments. Our business is materially dependent upon the continued availability of such qualified personnel. Our inability to secure qualified personnel would have a material adverse effect on our business. The cost of attracting qualified personnel and providing them with attractive benefits packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our clients, our profitability could decline. Moreover, if we are unable to attract and retain qualified personnel, the quality of our services may decline and, as a result, we could lose clients.

Our results of operations and cash flow are affected by our ability to leverage our cost structure.

We have technology, operations and human capital infrastructures in place to support both our current business operations and future growth. As revenues grow, these costs are leveraged over a larger revenue base, which positively impacts our results of operations and cash flows. Similarly, in periods of contraction, these costs are no longer as leveraged, adversely affecting our results of operations and cash flow. During the last fiscal year, in light of the adverse market conditions being experienced by our business, we took steps to attempt to manage our general and administrative expenses. However, we expect reductions in such costs to be limited and there to be areas where additional spend may be deemed appropriate by management in preparation for anticipated growth, which will adversely affect our results of operations and cash flow until revenues increase.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

Since the effectiveness for us of the Sarbanes-Oxley Act of 2002, we spend an increasing amount of management’s time and resources (both internal and external) to comply with changing laws, regulations and standards relating to corporate governance and public disclosures. This compliance requires management’s annual review and evaluation of our internal control systems. This process has caused us to engage outside advisory services and has resulted in additional accounting and legal expenses. We may encounter problems or delays in completing these reviews and evaluation and the implementation of improvements. If we are not able to timely comply with the requirements set forth in the Sarbanes-Oxley Act of 2002, we might be subject to sanctions or investigation by regulatory authorities. Any such action could materially adversely affect our business and our stock price.

We are highly dependent on the proper functioning of our information systems.

We are highly dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments. The system also tracks regulatory credentialing expirations and other relevant client and healthcare information. They also perform payroll, billing and accounts receivable functions. While we have multiple back up plans for these types of contingencies, our information systems are vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If our information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which in turn could impact our financial viability, due to the increased cost associated with performing these functions manually.

Potential tax liabilities may adversely affect our financial condition.

The Company has received notices from the Internal Revenue Service (“IRS”) claiming taxes, interest and penalties due related to payroll taxes predominantly from its former PEO operations which were sold in fiscal 2003. The Company has also received notices from the IRS reporting overpayments of taxes. Management believes that these notices are predominantly the result of misapplication of payroll tax payments between its legal entities. If not resolved favorably, the Company may incur interest and penalties. Until the sale of certain assets related to the former PEO operations, the Company operated through 17 subsidiaries, and management believes that the IRS has not correctly identified payments made through the different entities, therefore leading to the notices. To date, the Company has been working with the IRS to resolve these discrepancies and has had certain interest and penalty claims abated. DLH has also received notices from the Social Security Administration claiming variances in wage reporting compared to IRS transcripts. The Company believes the notices from the Social Security Administration are directly related to the IRS notices received. The Company believes that after the IRS applies all the funds correctly, any significant interest and penalties will be abated; however, there can be no assurance that each of these matters will be resolved favorably. In settling various years for specific subsidiaries with the IRS, the Company has received refunds for those specific periods; however, as the process of settling and concluding on other periods and subsidiaries is not yet completed, the potential exists for related penalties and interest. No payments have been made by the Company in fiscal 2012 or 2011, but as disclosed in Note 9 to the Financial Statements included in                 Report on Form 10-K, a liability of $1.3 million is recorded at September 30, 2012. Management believes that the ultimate resolution of these remaining payroll tax matters will not have a significant adverse effect on its financial position or future results of operations. The Company’s intention is that it will, in due course, seek to negotiate a mutually satisfactory payment plan with the IRS, but there is no assurance that it would be successful in doing so and the Company’s future cash flows and liquidity could therefore be materially affected by this matter.

We have a substantial amount of goodwill on our balance sheet. Future write-offs of goodwill may have the effect of decreasing our earnings or increasing our losses.

We have previously obtained growth through acquisitions of other companies and businesses. Under existing accounting standards, we are required to periodically review goodwill and indefinite life intangible assets for possible impairment. In the event that we are required to write down the value of any assets under these pronouncements, it may materially and adversely affect our earnings. See the more detailed discussion appearing as part of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 herein. As of September 30, 2012, we had $8.6 million of goodwill, which represents the excess of the total purchase price of our acquisition over the fair value of the net assets acquired. As permitted, we do not amortize goodwill deemed to have an indefinite useful life. Impairment, for goodwill deemed to have an indefinite life, exists if the net book value of the goodwill asset equals or exceeds its fair value. As permitted, we performed a qualitative and quantitative assessment of factors to determine whether it was necessary to perform the goodwill impairment test. Based on the results of the work performed, the Company has concluded that no impairment loss was warranted at September 30, 2012. Additional impairment analyses at future dates may be performed to determine if indicators of impairment are present, and if so, such amount will be determined and the associated charge will be recorded to the consolidated statement of operations. Although it does not affect our cash flow, an impairment charge to earnings has the effect of decreasing our earnings or increasing our losses, as the case may be. If we are required to record goodwill impairment charges, our stock price could also be adversely affected.

We have a significant amount of net operating loss carry forwards which we may not be able to utilize in certain circumstances.

At September 30, 2012, we had net operating losses, or NOLs, of approximately $40.2 million and $28.2 million for U.S. and state tax return purposes, respectively, and unutilized tax credits approximate $1.1 million. Under Section 382 of the Internal Revenue Code, following an “ownership change,” special limitations apply to the use by a “loss corporation” of its: (i) NOL carry forwards arising before the ownership change; and (ii) net unrealized built-in losses (if such losses existed immediately before the ownership change and exceed a statutory threshold amount) recognized during the five years following the ownership change. As a result of previous business combinations and changes in ownership, there is a substantial amount of U.S. NOLs that are subject to annual limitations on utilization. Our U.S. NOLs begin to expire in 2021 and continue to expire through 2032. These net operating losses are fully offset by valuation allowances as of September 30, 2012.

Risks Relating To Our Revolving Credit Line

Our credit facility is secured by a lien on substantially all of our assets and if we are unable to make the scheduled principal and interest payments on the facility or maintain compliance with other debt covenants, we may default on the facility.

On July 29, 2010, DLH Solutions entered into a Loan and Security Agreement (the “Loan Agreement”) with Presidential Financial Corporation (the “Lender”). Under the Loan Agreement, the Lender agreed to provide a two (2) year secured loan facility to DLH Solutions in an aggregate amount of up to $1.5 million, upon the further terms and subject to the conditions of the Loan Agreement. In November, 2010, the Lender agreed by means of an amendment to the Loan Agreement to increase the maximum amount available under the facility from $1.5 million to $2.5 million and on February 9, 2011, we entered into a further amendment to the Loan Agreement pursuant to which the Lender agreed to further increase our maximum availability under the Loan Agreement from $2.5 million to $3.0 million and to provide an unbilled receivable facility within the limits of the Loan Agreement. The February 2011 amendment also extended the term of the Loan Agreement by 12 months, to July 29, 2013, and will automatically renew annually unless terminated by either party.

In May 2012, the Company entered into a further amendment to the Loan Agreement (the “Fifth Amendment”) pursuant to which the Lender agreed to increase the available line of credit from $3,000,000 to a maximum amount of $6,000,000 and to increase the maximum amount available under the unbilled accounts facility of the Loan Agreement from $500,000 to $1,000,000. The Company’s ability to borrow against the increased available credit, however, is subject to the satisfaction of certain conditions. The Fifth Amendment provides for an initial sublimit under the maximum loan amount of $3,000,000 (the “Initial Sublimit”) and an adjusted sublimit of $4,000,000 (the “Adjusted Sublimit”). The Initial Sublimit of $3,000,000 will remain in effect until the satisfaction of the following conditions: (i) the repayment of the $500,000 over-advance accommodation agreed to by Lender as of May 9, 2012, (ii) the Company’s demonstration of the need for the increase, (iii) the Company’s continued compliance with the Loan Agreement, and (iv) Lender, in its sole discretion, agrees to increase the Initial Sublimit. In the event that the foregoing conditions are satisfied, the credit available to under the Loan Agreement shall remain subject to the Adjusted Sublimit until the parties receive any required waivers or consents from the holders of the Company’s subordinated Convertible Debentures issued as of July 28, 2011. In addition, the increased availability under the unbilled accounts facility of the Loan Agreement is subject to the satisfaction of the same conditions that are applicable to Initial Sublimit. Accordingly, until these conditions are satisfied, the current borrowing limits remain in effect. In addition, borrowings in excess of the Initial Sublimit are subject to an origination fee of 1% of the increased availability.

An interest rate premium of 2% is payable in respect of any advances secured by unbilled accounts receivable, which are subject to a sub-facility limit of $500,000 and an advance rate of 75%. The loan is secured by a security interest and lien on all of DLH Solutions’ cash accounts, account deposits, letters of credit and investment property, chattel paper, furniture, fixtures and equipment, instruments, investment property, general intangibles, deposit accounts, inventory, other property, all proceeds and products of the foregoing (including proceeds of any insurance policies and claims against third parties for loss of any of the foregoing) and all books and records related thereto. DLH Solutions’ ability to request loan advances under the Loan Agreement is subject to (i) computation of DLH Solutions’ advance availability limit based on “eligible accounts receivables” (as defined in the Loan Agreement) multiplied by the “Accounts Advance Rate” established by the Lender which initially shall be 85% and may be increased or decreased by the Lender in exercise of its discretion; and (ii) compliance with the covenants and conditions of the loan.

Under the Loan and Security Agreement, interest accrues at the greater of (a) 3.25% or (b) (i) 1.95% above the Wall Street Journal Prime rate on the accounts receivable portion of the credit line and (ii) 3.95% above the Wall Street Journal Prime rate on the unbilled accounts portion. In addition, DLH Solutions will pay certain other related fees and expense reimbursements including a monthly service charge of 0.65% based on the average daily loan balance which shall accrue daily and be due and payable on the last day of each month so long as the Loan Agreement is outstanding and a monthly collateral monitoring fee. The interest rate in effect at September 30, 2012 and 2011 was 5.2%. At September 30, 2012, based on current eligible accounts receivable, the amount of the unused availability under the line was $344,000. The amount outstanding as of September 30, 2012 was $2,363,000.

The Loan Agreement requires compliance with customary covenants and contains restrictions on the Company’s ability to engage in certain transactions. Among other matters, under the loan agreement we may not, without consent of the Lender, (i) merge or consolidate with another entity, form any new subsidiary or acquire any interest in a third party; (ii) acquire any assets except in the ordinary course of business; (iii) enter into any transaction outside the ordinary course of business; (iv) sell or transfer collateral; (v) make any loans to, or investments in, any affiliate or enter into any transaction with an affiliate other than on an arms-length basis; (vi) incur any debt outside the ordinary course of business; (vii) pay or declare any dividends or other distributions; or (viii) redeem, retire or purchase any of our equity interests exceeding $50,000. Further, without the consent of the Lender, the Company is also restricted from making any payments in respect of other outstanding indebtedness. The Lender agreed to eliminate the tangible net worth covenant as part of the Fifth Amendment. The Lender may terminate the Loan Agreement at any time upon 60 days written notice after December 31, 2012 and the Loan Agreement provides for customary events of default following which the Lender may, at its option, terminate the loan agreement and accelerate the repayment of any amount outstanding. The defined events of default include, among other things, a material adverse change in the Company’s circumstances, or if the Lender deems itself insecure in the ability of the Company to repay its obligations, or as to the sufficiency of the collateral.

The Company has concurrently executed a Corporate Guaranty Agreement with Lender pursuant to which it has guaranteed all of the obligations of DLH Solutions under the Loan Agreement.

Availability of funds under the Presidential Financial line of credit is directly related to the successful assignment of certain accounts receivable. Certain government accounts of DLH Solutions are required to execute “Acknowledgements of Assignment.” There can be no assurance that every DLH Solutions government account will execute the documentation to effectuate the assignment and secure availability. The failure of government customers to sign the required documentation could result in a decrease in availability under the existing line of credit.

Our customers make payments directly to a bank account controlled by our Lender.

Our customers make payments directly to a bank account controlled by our Lender over which we have no control and which is used to pay down our loans. As a result, our access to cash resources is substantially at the discretion of our lender and could cease in the event of a default on our loan agreement.

Risks Relating To Our Stock

Our stock price may be volatile and your investment in our common stock may suffer a decline in value.

The price of our common stock could be subject to fluctuations and may decline in the future. This volatility may result from the impact on our stock price of various specific factors, including but not limited to the following:

•                  actual or anticipated fluctuations in our operating results;

•                  actual or anticipated changes in our growth rates or our competitors’ growth rates;

•                  actual or anticipated changes in healthcare or government policy in the U.S.;

•                  conditions in the financial markets in general or changes in general economic conditions;

•                  our ability to stay in compliance with credit facility covenants;

•                  our inability to raise additional capital when and if it is required for use in our business;

•                  conditions of our competitors or the government services industry generally;

•                  conditions of our current and desired clients;

•                  changes in stock market analyst recommendations regarding our common stock, other comparable companies or the government services industry generally;

•                  the impact of our ability to effectively implement acquisitions, investments, joint ventures and divestitures that we may undertake;

•                  the impact of the volatility of the market value of comparable public companies that are considered in our valuation process and any publicly traded securities we may own; and

•                  the impact of litigation, government investigations or customer or other disputes on our operating performance and future prospects.

Since we have not paid dividends on our common stock, you cannot expect dividend income from an investment in our common stock.

We have not paid any dividends on our common stock since our inception and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future. Future potential lenders may prohibit us from paying dividends without its prior consent. Therefore, holders of our common stock may not receive any dividends on their investment in us. Earnings, if any, will be retained and used to finance the development and expansion of our business.

The exercise of our outstanding options and warrants, or conversion of our outstanding debentures may depress our stock price and dilute your ownership of the company.

As of September 30, 2012, the following options and warrants were outstanding:

•                  Stock options to purchase 1,362,500 shares of common stock at exercise prices ranging from $0.56 to $1.88 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is $1.19 per share. These stock options are employee, non employee and non-executive director options; and

•                  Warrants to purchase 53,846 shares of common stock with a weighted average exercise price of $0.96 per share.

In addition, July 2011, we sold an aggregate amount of $350,000 of convertible debentures to entities affiliated with Wynnefield Capital, Inc. (the “Purchasers”) pursuant to a standby commitment (the “Commitment”).The convertible debentures will mature on the 27-month anniversary of issuance and bear interest at the rate of the greater of the prime rate plus 5%, or 10% per annum, payable at maturity or upon redemption. The convertible debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.30 per share, which was adjusted to $1.25 following the rights offering in accordance with the weighted-average anti-dilution provision. The conversion rate is also subject to adjustment to account for certain customary events. The Company can redeem the outstanding convertible debentures at any time at 120% of the remaining principal amount, plus accrued but unpaid interest. Presently, the convertible debentures are convertible into a total of 280,682 shares of our common stock.

To the extent that these securities are exercised or converted, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of these securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise and conversion terms provided by those securities. Further, in the event the conversion price of our outstanding shares of convertible debentures is lower than the actual trading price on the day of conversion, the holders could immediately sell their converted common shares, which would have a dilutive effect on the value of the outstanding common shares. Furthermore, the significant downward pressure on the trading price of our common stock as convertible debenture holders converted these securities and sell the common shares received on conversion could encourage short sales by the holders of convertible debentures or other shareholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the shares of convertible debentures could lead to a decline in the trading price of our common stock.

We may issue preferred stock with rights senior to our common stock, which may adversely impact the voting and other rights of the holders of our common stock.

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors up to an aggregate of 5,000,000 shares of preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which would adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company, which could have the effect of discouraging bids for our Company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, in order to discourage or delay a change of control of our Company, we may do so in the future. In addition, we may determine to issue preferred stock in connection with capital raising efforts and the terms of the stock so issued could have special voting rights or rights related to the composition of our Board.

Anti-takeover provisions in our Articles of Incorporation make a change in control of our Company more difficult.

The provisions of our Articles of Incorporation and the New Jersey Business Corporation Act, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for our common stock. Among other things, these provisions:

•                  require certain supermajority votes;

•                  establish certain advance notice procedures for nomination of candidates for election as directors and for shareholders’ proposals to be considered at shareholders’ meetings; and

•                  divide the board of directors into three classes of directors serving staggered three-year terms.

Pursuant to our articles of incorporation, the board of directors has authority to issue up to 5,000,000 preferred shares without further shareholder approval. Such preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to our common stock. Issuance of preferred shares could result in the dilution of the voting power of our common stock, adversely affecting holders of our common stock in the event of its liquidation or delay, and defer or prevent a change in control. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock. In addition, the New Jersey Business Corporation Act contains provisions that, under certain conditions, prohibit business combinations with 10% shareholders and any New Jersey corporation for a period of five years from the time of acquisition of shares by the 10% shareholder. The New Jersey Business Corporation Act also contains provisions that restrict certain business combinations and other transactions between a New Jersey corporation and 10% shareholders.

Our executive officers, directors and significant stockholders will be able to influence matters requiring stockholder approval

Our executive officers, directors and largest shareholder (Wynnefield Capital, Inc. and its affiliates) possess beneficial ownership of over 50% of our common stock. Within this amount, Wynnefield Capital, Inc. and its affiliates own approximately 44% of our outstanding common stock. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may negatively affect the market price of our common stock. These transactions might include proxy contests, tender offers, mergers or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of our common stock.

In addition, an employee of Wynnefield Capital, Inc. currently serves on our Board of Directors. As a result of this share ownership and representation on our Board of Directors, our largest stockholder will be able to influence all affairs and actions of our company, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. The interests of our principal stockholders may differ from the interests of the other stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties. We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions established by the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,”, “could, “ “potential,” “predict,” “will,” “would,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Accordingly, these statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Thus, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Any forward-looking statement contained in this document speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:

•                  the market acceptance of our services;

•                  our business, product, capital expenditure and research and development plans and product and technology roadmaps;

•                  the ability to compete against products intended for similar use by recognized and well capitalized companies;

•                  our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders;

•                  our ability to protect intellectual property;

•                  our ability to retain management and obtain additional employees as required; and

•                  our ability to adapt to economic, political and regulatory conditions affecting our target markets.

The foregoing does not represent an exhaustive list of risks. Please see “Risk Factors” in this prospectus and in our periodic reports filed with the Securities and Exchange Commission pursuant the Exchange Act for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. For information about the selling stockholders, see “Selling Stockholders.”

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase common stock. Upon any exercise for cash of the warrants, the selling stockholder will pay us the exercise price of the warrants. If all of the warrants are exercised for cash by the selling stockholders, we would receive up to approximately $51,692 in gross proceeds. We will use any cash we receive upon the exercise of the warrants for general corporate purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of shares of our common stock covered by this prospectus from time to time under the Securities Act. The shares of common stock covered by this prospectus consist of a total of 4,476,361 shares of common stock held by the selling stockholders, including shares issuable upon exercise of warrants and upon conversion of convertible debentures.

On March 16, 2012, the Company announced that it had filed a registration statement on Form S-1 with the Securities and Exchange Commission for a rights offering in which existing stockholders of the Company would receive non-transferable rights to purchase $4.2 million of additional shares of its common stock (the “Rights Offering”).  The Company’s Registration Statement on Form S-1 for the rights offering was declared effective on May 2, 2012 by the Securities and Exchange Commission.  The Rights Offering was completed on June 15, 2012. The Company successfully raised the $4.2 million it had sought by selling 3,230,769 shares (subject to rounding down to the nearest whole share) of its common stock at the $1.30 per share offering price. As a result, the total number of shares of the Company`s common stock outstanding as of the completion of the Rights Offering was approximately 9,305,702 shares.

On May 2, 2012, the Company entered into a standby purchase agreement with Wynnefield Capital, Inc. (“Wynnefield Capital”), the Company’s largest stockholder, whereby Wynnefield Capital (or affiliated assignees) agreed to acquire from us in the rights offering, subject to the satisfactions of specified conditions, the shares of common stock that relate to any rights that remain unexercised at the expiration of the rights offering. Prior to the Rights Offering, Wynnefield Capital, through certain affiliated entities, owns approximately 21% of our outstanding common stock (without including any warrants or shares issuable upon conversion of convertible debentures held by Wynnefield Capital).  Wynnefield Capital owns warrants to purchase 53,846 shares at an exercise price of $0.96 per share, and a $350,000 convertible note which has a conversion rate of $1.25 per share.

Mr. Peter Black, a member of our board of directors, is an employee of Wynnefield Capital.

The purchases under the standby agreement were completed in connection with the completion of the Rights Offering on June 15, 2012. Wynnefield Capital and its affiliated entities acquired an aggregate of $3,692,326 of shares (upon the same terms as all other participants at $1.30 per share) and received an aggregate of approximately 2,840,251 shares of common stock.  As of the completion of the Rights Offering, Wynnefield Capital and its affiliates owned an aggregate of 4,476,361 shares of common stock, warrants to purchase an aggregate of 53,846 shares of common stock and 280,682 shares of our common stock issuable upon conversion of convertible debentures (including interest payable as of September 30, 2012).

In connection with the standby agreement, the Company also entered into a registration rights agreement with Wynnefield Capital whereby the Company agreed, at its cost and expense, to register for resale under the Securities Act of 1933, all shares of common stock beneficially owned by Wynnefield Capital (and its affiliated entities), including shares purchased by Wynnefield Capital and its affiliated entities in the Rights Offering.  The registration statement, of which this prospectus forms a part, was filed to satisfy our obligations to Wynnefield Capital and its affiliated entities.

Summary

Set forth below is a summary of the circumstances that led to the issuance to the listed selling stockholders of the shares of common stock registered hereby.

Selling Stockholders Table

The table below sets forth, to our knowledge, information about the selling stockholders as of the dates specified in the footnotes to the table. The shares offered for resale under this prospectus are being registered for resale by the selling stockholders, or the transferees of such selling stockholders. Such persons may resell from time to time all, a portion, or none of such shares. In addition, the selling stockholders may sell, transfer or otherwise dispose of a portion of our common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes all shares of the selling stockholders being offered pursuant to this prospectus, as well as all options or other derivative securities which are exercisable within 60 days, including warrants held by a selling stockholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

More specifically, the following table sets forth as to each selling stockholder:

•                  the number of shares of our common stock that the selling stockholder beneficially owned prior to offering for resale any shares of our common stock being registered by the registration statement of which this prospectus is a part;

•                  the number of shares of our common stock that may be offered for resale for each selling stockholder’s accounts under this prospectus, including the number of such shares that may be offered by the selling stockholders which are issuable upon the exercise of warrants; and

•                  the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling stockholder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares. The selling stockholders may sell all, some or none of the common stock being offered pursuant to this prospectus.

The table is prepared based on information supplied to us by each selling stockholder. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the shares offered by this prospectus, because the selling stockholders may offer from time to time all or some of their shares covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the shares in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their shares. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Except as described in this section, there are currently no agreements, arrangements or understandings with respect to the resale of any of the shares covered by this prospectus.

	Shares of Common Stock Shares of	Number of Shares of Common	Shares of to be Beneficially Owned After(2)
Name of Selling Stockholder (1)	Benefically Offering	Stock Offered	Number	Percentage #

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P (3)(5)	1,280,002	1,280,002	0	0

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I (4)(5)	2,089,400	2,089,400	0	0

WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN (7)	141,806	141,806	0	0

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.(6)	965,153	965,143	0	0

Total	4,476,361	4,476,361	0	0

# Percentage ownership is based on 9,265,702 shares of common stock outstanding as of September 30, 2012, and is determined in accordance with Rule 13d-3 of the Exchange Act.

(1)         The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Based upon Schedule 13D as amended and Form 4 as amended from time to time as filed by the selling stockholder.

(2)         Assumes the sale of all shares being offered in this prospectus.

(3)         Includes warrants to purchase 21,538 shares of common stock and convertible debentures which are presently convertible into 112,273 shares of common stock.

(4)         Includes warrants to purchase 32,308 shares of common stock and convertible debentures which are presently convertible into 168,409 shares of common stock.

(5)         Wynnefield Capital Management, LLC is the sole general partner of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I. Nelson Obus and Joshua Landes are the co-managing members of Wynnefield Capital Management, LLC. Through their control of Wynnefield Capital Management, LLC, Messrs. Obus and Landes possess voting and investment control over the shares beneficially owned by each of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

(6)         Wynnefield Capital, Inc. is the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd.  Nelson Obus and Joshua Landes are executive officers of Wynnefield Capital, Inc.  Through their control of Wynnefield Capital, Inc., Messrs. Obus and Landes possess voting and investment control over the shares beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

(7)         Mr. Obus is the portfolio manager for Wynnefield Capital, Inc. Profit Sharing Plan, Inc.  Mr. Obus, as a portfolio manager for Wynnefield Capital, Inc. Profit Sharing Plan, Inc. possesses voting and investment control over the shares beneficially owned by Wynnefield Capital, Inc. Profit Sharing Plan, Inc.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement; or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon by Becker & Poliakoff, LLP, New York, New York.

EXPERTS

The consolidated financial statements of DLH Holdings Corp. as of September 30, 2011 and September 30, 2012, respectively, and for each of the fiscal years in the three-year period ended September 30, 2012, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents filed with the Commission are incorporated by reference in this prospectus:

•       Our Annual Report on Form 10-K for the fiscal year ended September 30, 2012,filed on December 14, 2012;

•       Our Report on Form 8-k filed on December 14, 2012; and

•       A description of our common stock contained in our registration statement on Form 8-A filed April 27, 1990.

We are also incorporating by reference any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated, including those made between the date of filing of the initial registration statement and prior to effectiveness of the registration statement, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or in any other filing where we indicate that such information is being furnished and not “filed” under the Exchange Act, is not deemed to be filed and not incorporated by reference herein.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

DLH Holdings Corp.

1776 Peachtree Street, NW

Suite 300S

Atlanta, GA 30309

866-352-5304

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information. We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, along with the registration statement, including the exhibits and schedules thereto, may be inspected at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by DLH Holdings Corp. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$654.00
Printer Expenses	5,000.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses	15,000.00
Miscellaneous	5,000.00
Total	$30,654.00

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation limits the liability of our directors and provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of a director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or an unlawful stock purchase or redemption; and (iv) any transaction from which a director derives an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify our directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. In addition, our bylaws provide that we shall indemnify our directors to the fullest extent authorized under the laws of the State of Delaware. Our bylaws also provide that our Board of Directors shall have the power to indemnify any other person that is a party to an action, suit or proceeding by reason of the fact that the person is an officer or employee of our company. We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS AND FINANCIAL

STATEMENT SCHEDULES(a) Exhibits

Exhibit Number	Description

2.1          Agreement and Plan of Merger by and among TeamStaff, Inc., TeamSub, Inc and BrightLane.com, Inc., dated as of March 6, 2001, as amended by Amendment No. 1 dated as of March 21, 2001 and Amendment No. 2 dated as of April 6, 2001 (filed as Appendix A to the Proxy Statement/prospectus filed on August 7, 2001, SEC File no. 333-61730, as part of Registrant’s Registration Statement on Form S-4).

2.2.1       Form of Asset Purchase Agreement between TeamStaff, Inc and Gevity HR, Inc. dated as of November 14, 2003 (filed as Exhibit 2 to Form 8-K dated November 14, 2003).

2.3          Asset Purchase Agreement, dated as of January 29, 2008, by and among Temps, Inc., TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on February 5, 2008).

2.4          Asset Purchase Agreement, dated as of December 28, 2009, by and among Advantage RN, LLC, TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 30, 2009).

3.1          Amended and Restated Certificate of Incorporation (filed as Exhibit A to Definitive Proxy Statement dated May 1, 2000 as filed with the Securities and Exchange Commission).

3.2          Amended By-Laws of Registrant adopted as of May 15, 2001 (filed as Exhibit 3.4 to the Registration Statement on Form S-4 File No. 333-61730).

3.3          Amended and restated By-Laws of Registrant adopted as of August 29, 2001 (filed as Exhibit 3.5 to the Registrant’s Form S-3 filed on December 27, 2001).

3.4          Amendment to By-Laws of Registrant adopted November 8, 2007 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 13, 2007).

3.5          Amendment to Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit B to Definitive Proxy Statement dated March 13, 2008 as filed with the Securities and Exchange Commission).

3.6          Amendment to Amended and Restated Certificate of Incorporation of the Company filed June 25, 2012 (filed as Exhibit 3.1 to Current Report on Form 8-K filed on June 26, 2012).

4.1          Convertible Debenture issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.2          Convertible Debenture issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.3          Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.4          Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.5          Form of Warrant Issued in October 2011 (filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2011).

4.6          Form of Subscription Rights Certificate (filed as Exhibit 4.5 to Registration Statement on Form S-1/A filed on April 26, 2012).

4.7          Form of Subscription Agent Agreement by and between Teamstaff, Inc. and Continental Stock Transfer & Trust Company (filed as Exhibit 4.6 to Registration Statement on Form S-1 filed on March 16, 2012).

5.1          Opinion of Counsel to Registrant (Becker & Poliakoff, LLP)*

10.1        2000 Employee Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

10.2        2000 Non-Executive Director Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

10.3        Form of Stock Purchase Agreement dated as of April 6, 2001 between TeamStaff, Inc. and BrightLane.com, Inc. with respect to purchase of Series A Preferred Stock (filed as Exhibit 10.1 to Form 8-K dated April 6, 2001).

10.4        Form of Escrow Agreement between TeamStaff, Inc. and BrightLane Shareholders with respect to the placement of 150,000 shares into escrow by the BrightLane shareholders (filed as Appendix B to the proxy statement/prospectus filed on August 7, 2001 SEC File No. 333.61730).

10.5        Form of Employee Incentive Stock Option Certificate and Agreement (filed as Exhibit 10.13 to the Form 10-K filed on December 23, 2004).

10.6        Form of Employee Non-Qualified Stock Option Certificate and Agreement (filed as Exhibit 10.14 to the Form 10-K filed on December 23, 2004).

10.7        Form of 2000 Director Plan Non-Qualified Stock Option Agreement (filed as Exhibit 10.15 to the Form 10-K filed on December 23, 2004).

10.8        Form of Stock Purchase Agreement among TeamStaff, Inc. and the Shareholders of RS Staffing Services, Inc. dated as of May 26, 2005 (filed as Exhibit 10.1 to Form 8-K dated June 8, 2005).

10.9.1     Form of Note dated June 8, 2005 issued by TeamStaff, Inc. to Roger Staggs (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.9.2     Form of Note dated June 8, 2005 issued by Team Staff, Inc. to Barry Durham (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.10      Form Notice of Restricted Stock Bonus Award and Restricted Stock Agreement (filed as Exhibit 10.2 to the Form 10-Q filed on May 15, 2006).

10.11      Form of Director Stock Option Agreement for options granted September 1, 2006. (filed as Exhibit 10.26 to the Company’s Form 10-K filed on December 21, 2006).

10.12      Employment Agreement between the Company and Zachary C. Parker, dated February 9, 2010 (filed as Exhibit 10.1 to Current Report on Form 8-K filed on February 11, 2010).

10.13      Form of Stock Option Award under 2006 Long Term Incentive Plan (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q filed on February 16, 2010).

10.14      Loan and Security Agreement, dated as of July 29, 2010, between Teamstaff Government Solutions, Inc. and Presidential Financial Corporation (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.15      Secured Promissory Note, dated July 29, 2010, executed by TeamStaff Government Solutions, Inc.(filed as Exhibit 10.2 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.16      Corporate Guaranty Agreement, dated July 29, 2010, executed by TeamStaff, Inc. (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.17      Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on August 27, 2010).

10.18      Second Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on November 30, 2010).

10.19      Employment Agreement between the Company and John E. Kahn, dated September 22, 2010 (filed as Exhibit 10.33 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.22      Amended and Restated Revolving Credit Master Promissory Note dated January 8, 2010 between TeamStaff, Inc.

and Sovereign Business Capital, Division of Sovereign Bank. (filed as Exhibit 10.37

10.20      Employment Agreement between the Company and John F. Armstrong, dated February 7, 2011 (filed as Exhibit 10.34 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.21      Third Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation, dated February 9, 2011 (filed as Exhibit 10.35 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.22      Form of Subscription Agreement (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.23      Form of Subscription Agreement (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.24      Form of Settlement Agreement dated as of July 22, 2011 (filed as Exhibit 10.1 to Current Report on Form 8-K dated July 28, 2011).

10.25      2006 Long Term Incentive Plan, as amended (filed as Exhibit A to the Proxy Statement dated July 18, 2011) with respect to the Annual Meeting of Shareholders held on August 18, 2011).

10.26      Debenture Purchase Agreement dated as of June 1, 2011 (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.27      Amendment to Employment Agreement between the Company and Zachary C. Parker (filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.28      Amendment to Employment Agreement between the Company and John E. Kahn (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.29      Amendment to Employment Agreement between the Company and John F. Armstrong (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.30      Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP (filed as Exhibit 10.5 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.31      Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP I (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.32      Employment Agreement between the Company and Kevin Wilson (filed as Exhibit 10.1 to Current Report on Form 8-K dated October 4, 2011).

10.33      Fourth Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation dated November 30, 2011 (filed as Exhibit 10.44 to Annual Report on Form 10-K for the fiscal year ended September 30, 2011).

10.34      Standby Purchase Agreement dated May 2, 2012 (filed as Exhibit 10.1 to Current Report on Form 8-K filed May 3, 2012).

10.35      Form of Registration Rights Agreement, dated May 2, 2012 (filed as Exhibit 10.2 to Current Report on Form 8-K filed May 3, 2012).

10.36      Amendment to Secured Promissory Note and Loan Agreement dated as of May 18, 2012 (filed as Exhibit 10.1 to Current Report on Form 8-K filed May 24, 2012).

10.37      Employment Agreement with Kathryn M. JohnBull (filed as Exhibit 10.1 to Current Report on Form 8-K filed June 29, 2012).

10.38      Separation Agreement with John E. Kahn dated as of August 23, 2012 (filed as Exhibit 10.1 to Current Report on Form 8-K filed August 29, 2012)

10.39      Amendment to Employment Agreement with Zachary C. Parker (filed as Exhibit 10.1 to Current Report on Form 8-k filed November 12, 2013).

14                                  Code of Ethics (Exhibit 14.1 to Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

21***             Subsidiaries of Registrant (filed as Exhibit 21 to Form 10-K for the fiscal year ended September 30, 2012).

23.1.*              Consent of WithumSmith+Brown, PC.

23.2*                 Consent of Becker & Poliakoff, LLP (included a part of Exhibit 5.1).

24***             Power of Attorney (included on signature page to this Registration Statement).

*	Exhibits designated with an asterisk are filed herewith.

**	To be filed by amendment.

***	Previously filed.

ITEM 17. UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

A.  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia on December 28, 2012.

DLH HOLDINGS CORP.

By:	/s/ Zachary C. Parker
Zachary C. Parker
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. STEPHEN JOHNSON*	Director	December 28, 2012
T. Stephen Johnson

/s/ PETER BLACK*	Director	December 28, 2012
Peter Black

/s/ FREDERICK G. WASSERMAN*	Director, Chairman of the Board	December 28, 2012
Frederick G. Wasserman

/s/ WILLIAM H. ALDERMAN*	Director	December 28, 2012
William H. Alderman

/s/ MARTIN J. DELANEY*	Director	December 28, 2012
Martin J. Delaney
	Director	December 28, 2012
Austin J. Yerks III /s/ Zachary C. Parker
Zachary C. Parker	Chief executive Officer, President and Director

/s/ KATHRYN M. JOHNBULL	Chief Financial Officer and Principal Accounting Officer	December 28, 2012
Kathryn M. JohnBull

*The undersigned, pursuant to a power of attorney executed by each of the officers and directors above and previously filed with the Securities and Exchange Commission, by signed his name hereby, does hereby sign and deliver this Registration Statement on Form S-3, as amended, on behalf of each of the persons noted above in the capacities indicated.

/s/ ZACHARY C. PARKER
Zachary C. Parker
As Attorney-in-Fact

Exhibit Number	Description

2.1          Agreement and Plan of Merger by and among TeamStaff, Inc., TeamSub, Inc and BrightLane.com, Inc., dated as of March 6, 2001, as amended by Amendment No. 1 dated as of March 21, 2001 and Amendment No. 2 dated as of April 6, 2001 (filed as Appendix A to the Proxy Statement/prospectus filed on August 7, 2001, SEC File no. 333-61730, as part of Registrant’s Registration Statement on Form S-4).

2.2.1       Form of Asset Purchase Agreement between TeamStaff, Inc and Gevity HR, Inc. dated as of November 14, 2003 (filed as Exhibit 2 to Form 8-K dated November 14, 2003).

2.3          Asset Purchase Agreement, dated as of January 29, 2008, by and among Temps, Inc., TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on February 5, 2008).

2.4          Asset Purchase Agreement, dated as of December 28, 2009, by and among Advantage RN, LLC, TeamStaff, Inc. and TeamStaff Rx, Inc. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 30, 2009).

3.1          Amended and Restated Certificate of Incorporation (filed as Exhibit A to Definitive Proxy Statement dated May 1, 2000 as filed with the Securities and Exchange Commission).

3.2          Amended By-Laws of Registrant adopted as of May 15, 2001 (filed as Exhibit 3.4 to the Registration Statement on Form S-4 File No. 333-61730).

3.3          Amended and restated By-Laws of Registrant adopted as of August 29, 2001 (filed as Exhibit 3.5 to the Registrant’s Form S-3 filed on December 27, 2001).

3.4          Amendment to By-Laws of Registrant adopted November 8, 2007 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 13, 2007).

3.5          Amendment to Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit B to Definitive Proxy Statement dated March 13, 2008 as filed with the Securities and Exchange Commission).

3.6          Amendment to Amended and Restated Certificate of Incorporation of the Company filed June 25, 2012 (filed as Exhibit 3.1 to Current Report on Form 8-K filed on June 26, 2012).

4.1          Convertible Debenture issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.2          Convertible Debenture issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.3          Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP I (filed as Exhibit 4.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.4          Common Stock Purchase Warrant issued to Wynnefield Small Cap Value, LP (filed as Exhibit 4.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

4.5          Form of Warrant Issued in October 2011 (filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2011).

4.6          Form of Subscription Rights Certificate (filed as Exhibit 4.5 to Registration Statement on Form S-1/A filed on April 26, 2012).

4.7          Form of Subscription Agent Agreement by and between Teamstaff, Inc. and Continental Stock Transfer & Trust Company (filed as Exhibit 4.6 to Registration Statement on Form S-1 filed on March 16, 2012).

5.1          Opinion of Counsel to Registrant (Becker & Poliakoff, LLP)*

10.1        2000 Employee Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

10.2        2000 Non-Executive Director Stock Option Plan (filed as Exhibit B to the Proxy Statement dated as of March 8, 2000 with respect to the Annual meeting of Shareholders held on April 13, 2000).

10.3        Form of Stock Purchase Agreement dated as of April 6, 2001 between TeamStaff, Inc. and BrightLane.com, Inc. with respect to purchase of Series A Preferred Stock (filed as Exhibit 10.1 to Form 8-K dated April 6, 2001).

10.4        Form of Escrow Agreement between TeamStaff, Inc. and BrightLane Shareholders with respect to the placement of 150,000 shares into escrow by the BrightLane shareholders (filed as Appendix B to the proxy statement/prospectus filed on August 7, 2001 SEC File No. 333.61730).

10.5        Form of Employee Incentive Stock Option Certificate and Agreement (filed as Exhibit 10.13 to the Form 10-K filed on December 23, 2004).

10.6        Form of Employee Non-Qualified Stock Option Certificate and Agreement (filed as Exhibit 10.14 to the Form 10-K filed on December 23, 2004).

10.7        Form of 2000 Director Plan Non-Qualified Stock Option Agreement (filed as Exhibit 10.15 to the Form 10-K filed on December 23, 2004).

10.8        Form of Stock Purchase Agreement among TeamStaff, Inc. and the Shareholders of RS Staffing Services, Inc. dated as of May 26, 2005 (filed as Exhibit 10.1 to Form 8-K dated June 8, 2005).

10.9.1     Form of Note dated June 8, 2005 issued by TeamStaff, Inc. to Roger Staggs (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.9.2     Form of Note dated June 8, 2005 issued by Team Staff, Inc. to Barry Durham (filed as Exhibit 10.2 to the Form 10-Q filed on August 12, 2005).

10.10      Form Notice of Restricted Stock Bonus Award and Restricted Stock Agreement (filed as Exhibit 10.2 to the Form 10-Q filed on May 15, 2006).

10.11      Form of Director Stock Option Agreement for options granted September 1, 2006. (filed as Exhibit 10.26 to the Company’s Form 10-K filed on December 21, 2006).

10.12      Employment Agreement between the Company and Zachary C. Parker, dated February 9, 2010 (filed as Exhibit 10.1 to Current Report on Form 8-K filed on February 11, 2010).

10.13      Form of Stock Option Award under 2006 Long Term Incentive Plan (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q filed on February 16, 2010).

10.14 Loan and Security Agreement, dated as of July 29, 2010, between Teamstaff Government Solutions, Inc. and Presidential Financial Corporation (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.15      Secured Promissory Note, dated July 29, 2010, executed by TeamStaff Government Solutions, Inc.(filed as Exhibit 10.2 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.16      Corporate Guaranty Agreement, dated July 29, 2010, executed by TeamStaff, Inc. (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q filed on August 16, 2010).

10.17      Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on August 27, 2010).

10.18      Second Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on November 30, 2010).

10.19      Employment Agreement between the Company and John E. Kahn, dated September 22, 2010 (filed as Exhibit 10.33 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.20      Employment Agreement between the Company and John F. Armstrong, dated February 7, 2011 (filed as Exhibit 10.34 to

Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.21      Third Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation, dated February 9, 2011 (filed as Exhibit 10.35 to Annual Report on Form 10-K for the fiscal year ended September 30, 2010).

10.22      Form of Subscription Agreement (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.23      Form of Subscription Agreement (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011).

10.24      Form of Settlement Agreement dated as of July 22, 2011 (filed as Exhibit 10.1 to Current Report on Form 8-K dated July 28, 2011).

10.25      2006 Long Term Incentive Plan, as amended (filed as Exhibit A to the Proxy Statement dated July 18, 2011) with respect to the Annual Meeting of Shareholders held on August 18, 2011).

10.26      Debenture Purchase Agreement dated as of June 1, 2011 (filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.27      Amendment to Employment Agreement between the Company and Zachary C. Parker (filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.28      Amendment to Employment Agreement between the Company and John E. Kahn (filed as Exhibit 10.3 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.29      Amendment to Employment Agreement between the Company and John F. Armstrong (filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.30      Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP (filed as Exhibit 10.5 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.31      Creditor Subordination Agreement by TeamStaff Government Solutions, Inc., TeamStaff, Inc., Presidential Financial Corporation and Wynnefield Partners SmallCap Value LP I (filed as Exhibit 10.6 to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011).

10.32      Employment Agreement between the Company and Kevin Wilson (filed as Exhibit 10.1 to Current Report on Form 8-K dated October 4, 2011).

10.33      Fourth Amendment to Secured Promissory Note and Loan and Security Agreement with Presidential Financial Corporation dated November 30, 2011 (filed as Exhibit 10.44 to Annual Report on Form 10-K for the fiscal year ended September 30, 2011).

10.34      Standby Purchase Agreement dated May 2, 2012 (filed as Exhibit 10.1 to Current Report on Form 8-K filed May 3, 2012).

10.35      Form of Registration Rights Agreement, dated May 2, 2012 (filed as Exhibit 10.2 to Current Report on Form 8-K filed May 3, 2012).

10.36      Amendment to Secured Promissory Note and Loan Agreement dated as of May 18, 2012 (filed as Exhibit 10.1 to Current Report on Form 8-K filed May 24, 2012).

10.37      Employment Agreement with Kathryn M. JohnBull (filed as Exhibit 10.1 to Current Report on Form 8-K filed June 29, 2012).

10.38      Separation Agreement with John E. Kahn dated as of August 23, 2012 (filed as Exhibit 10.1 to Current Report on Form 8-K filed August 29, 2012)

10.39      Amendment to Employment Agreement with Zachary C. Parker (filed as Exhibit 10.1 to Current Report on Form 8-k filed

November 12, 2013).

14                                  Code of Ethics (Exhibit 14.1 to Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

21***             Subsidiaries of Registrant (filed as Exhibit 21 to Form 10-K for the fiscal year ended September 30, 2012).

23.1.*              Consent of WithumSmith+Brown, PC.

23.2*                 Consent of Becker & Poliakoff, LLP (included a part of Exhibit 5.1).

24***             Power of Attorney (included on signature page to this Registration Statement).

*                                                                 Exhibits designated with an asterisk are filed herewith.

**                                                          To be filed by amendment.

***                                                   Previously filed.